Exhibit 99.1

Socket Mobile Media Contact:	Editorial Contact:
Carol Montalvo	Catherine Koo or Nicole Wasowski
Director of Marketing Communications	Lewis PR
(510) 933-3051	(415) 992-4400
carol@socketmobile.com	socketmobile@lewispr.com

Socket Mobile Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Mobile Reports Record 2008 Third Quarter Revenue of $8.0 Million
Up 48 percent Year over Year and 7 percent Sequentially

NEWARK, Calif., - October 23, 2008 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of business mobile productivity products, today reported financial results for the 2008 third quarter ended September 30, 2008.

Revenue for the third quarter of 2008 was a record $8.0 million, an increase of 48 percent compared to revenue of $5.4 million for the same quarter a year ago and a 7 percent sequential increase over revenue of $7.5 million in the preceding quarter. Net loss for the third quarter of 2008 was $80,000, or a loss of $0.00 per share, compared to a net loss applicable to common stockholders of $898,000, or a loss of $0.03 per share, in the third quarter of 2007 and a net loss of $149,000, or a loss of $0.00 per share, in the immediately preceding quarter. The portion of the net loss attributable to stock option expensing in the third quarter of 2008 was $171,000, or $0.01 per share, compared to $258,000, or $0.01 per share, in the third quarter of 2007 and $175,000, or $0.01 per share, in the immediately preceding quarter. Cash and cash equivalents were approximately $4.1 million at September 30, 2008, an increase of $1.0 million compared to $3.1 million at June 30, 2008.

Kevin Mills, president and chief executive officer, stated, "We continue to see increasing market traction with our SoMo handheld computer. As a result, we generated record SoMo revenue in the third quarter and achieved the second consecutive quarter of approximately 50 percent sequential sales growth for this product. Our pipeline activity continues to strengthen, driven by our many partners, particularly in healthcare and hospitality. In the fourth quarter, we plan to begin shipping our SoMo 650 Model Rx for the medical market and our SoMo 650 Model DX designed and configured for high security data applications such as those found in the government and financial markets, both further expanding our available market.

"Overall, we are pleased to achieve both record total revenue and maintain positive cash flow from operations, generating enough momentum to overcome what is typically a seasonally weaker third quarter. Our goal for the fourth quarter remains to grow the business despite an uncertain economic environment, and continue to establish Socket as a market leader in serving the business mobility market."

For the nine months ended September 30, 2008, revenue was $21.7 million, compared to $17.3 million in the year ago period, an increase of 25 percent. Net loss for the nine months was $1.2 million, or a loss of $0.04 per share, compared to a net loss of $2.9 million, or a loss of $0.09 per share for the same period one year ago. Included in the 2008 net loss were expenses relating to the expensing of stock options of $565,000 ($0.02 per share) for the nine months ended September 30, 2008, compared to $793,000 ($0.02 per share) for the nine months ended September 30, 2007.

Conference Call

Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. PDT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-8033 from within the U.S. or (201) 689-8033 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 297278#. The call will also be carried live and available via replay through a link on Socket Mobile's website at www.socketmobile.com and a transcript will be posted within a few days of the call.

About Socket Mobile, Inc.

Socket Mobile makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket Mobile is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket and SoMo are trademarks or registered trademarks of Socket Mobile, Inc. © 2008, Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements with respect to growth in future periods, statements relating to the distribution, timing and market acceptance of our products, especially the SoMo handheld computer, and statements predicting sales trends and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that orders for or shipments of our products may be delayed or not happen as predicted, if ever, due to: technological, market, or financial factors, including the availability of necessary working capital; the risk that market acceptance and sales opportunities may not happen as anticipated; the effects of the current and future economic environments; the risk that our integrator program and current distribution channel partners may not choose to distribute our products or may not be successful in doing so; the risk that acceptance of our products in vertical application markets may not happen as anticipated; and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission. Socket Mobile does not undertake any obligation to update any forward-looking statements.

--Financial tables to follow--

Socket Mobile, Inc. Summary Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenue	$ 8,018	$ 5,424	$ 21,681	$ 17,272
Cost of revenue	4,353	2,808	11,360	8,787
Gross profit	3,665	2,616	10,321	8,485
Gross profit percent	46%	48%	48%	49%
Research and development	1,101	1,123	3,433	3,712
Sales and marketing	1,972	1,799	5,881	5,528
General and administrative	610	566	2,038	2,105
Amortization of intangibles	32	34	96	102
Total operating expenses	3,715	3,522	11,448	11,447
Interest (income) expense, net	22	(16)	37	(77)
Deferred tax provision	8	8	24	24
Net loss	$ (80)	$ (898)	$ (1,188)	$ (2,909)
Basic and diluted net (loss) per share	$ (0.00)	$ (0.03)	$ (0.04)	$ (0.09)
Weighted average shares outstanding: Basic and diluted	32,300	31,948	32,147	31,912

Socket Mobile, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	September 30, 2008 (Unaudited)	December 31, 2007*
Cash	$ 4,139	$ 4,963
Accounts receivable	4,216	2,615
Inventories	4,029	2,438
Other current assets	439	283
Property and equipment, net	1,054	1,145
Goodwill	9,798	9,798
Intangible technology	378	474
Other assets	242	258
Total assets	$ 24,295	$ 21,974

Accounts payable and accrued liabilities	$ 5,424	$ 3,281
Bank line of credit	3,035	2,622
Deferred income on shipments to distributors	2,069	1,745
Bank loan	309	427
Other liabilities	356	365
Common stock	54,442	53,686
Accumulated deficit	(41,340)	(40,152)
Total Liabilities and Equity	$ 24,295	$ 21,974
*Derived from audited financial statements.

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